                                                                  EXHIBIT 10(q)





                          PURCHASE AND SALE AGREEMENT

                                  BY AND AMONG

                            RESPONSE ONCOLOGY, INC.,

                    KNOXVILLE HEMATOLOGY ONCOLOGY ASSOCIATES

                                      AND

              PARTNERS OF KNOXVILLE HEMATOLOGY ONCOLOGY ASSOCIATES

                                 APRIL 12, 1996





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                          PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT, dated as of April 12, 1996, by and among RESPONSE ONCOLOGY, INC, a Tennessee corporation (the "Purchaser"), and the HOLDERS OF ALL GENERAL PARTNERSHIP INTERESTS OF KNOXVILLE HEMATOLOGY ONCOLOGY ASSOCIATES, a Tennessee general partnership (the "Partnership"), each of whom, together with his or her state of residence and address is listed on Exhibit A hereto (collectively, the "Partners" and, individually, a "Partner").

                              W I T N E S S E T H:

         WHEREAS, the Partners own 100% of the interests as general partners (the "Partnership Interests") in the Partnership which is engaged in the practice of medicine in the specialty of general oncology and hematology; and

         WHEREAS, each of the Partners desires to sell and the Purchaser desires to purchase 100% of the Partnership Interests of the Partnership from the Partners on the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


         1. DEFINITIONS. The following terms, as used herein, have the following meanings:

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses.

         "Affiliate" has the meaning set forth in Rule 12-2 of the regulations promulgated under the Securities Exchange Act.

         "Applicable Rate" means the corporate base rate of interest announced from time to time by First Tennessee Bank National Association, Memphis, Tennessee plus two percent (2%).

         "Assumed Liabilities" has the meaning set forth in Section 2(a)(ii) below.

         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

         "Closing" has the meaning set forth in Section 2(c) below.

         "Closing Date" has the meaning set forth in Section 2(c) below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multi-employer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

         "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Occupational Safety and Health Act of 1970, the Medical Waste Tracking Act of 1988, the U. S. Public Vessel Medical Waste Anti-Dumping Act of 1988, the Marine Protection, Research and Sanctuaries Act and Human Services, National Institute for Occupational Safety and Health, Infections Waste Disposal Guidelines, Publication No. 88-119, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of medical wastes, pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Extremely Hazardous Substance" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

         "Fiduciary" has the meaning set forth in ERISA Sec. 3(21).

         "Financial Statement" has the meaning set forth in Section 4(c) below.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Intangible Assets" means all intangible assets of the Partnership that are not Medical Practice Assets, including, without limitation, the Seller's base of non-medical employees, management information systems, business know-how as it relates to operation of the business aspects of an oncology practice, accounting books and records and non-medical goodwill.

         "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (C) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).





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         "Inventory" means the inventory of pharmaceuticals and medical supplies owned by the Partnership as of the close of business on the day prior to the Closing Date.

         "Investments" means investment assets of the Partnership including stocks, bonds, certificates of deposits, interests in non-medical partnerships, joint ventures, corporations, limited liability companies and other entities.

         "Knowledge" means actual knowledge after reasonable investigation.

         "Liability" means any liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "Medical Practice Assets" means all assets and property owned by the Partnership and used in its medical practice which cannot lawfully be acquired and owned by the Purchaser, including, without limitation, all patient charts and patient records that do not constitute business records, licenses to practice medicine and goodwill related to Seller's patient base and/or medical practice.

         "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

         "Most Recent Financial Statements" has the meaning set forth in
Section 4(c) below.

         "Most Recent Fiscal Month End" has the meaning set forth in Section 4(c) below.

         "Most Recent Fiscal Year End" has the meaning set forth in Section 4(c) below.

         "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37).

         "Ordinary Course of Business" means the ordinary course of business of an oncology practice similar in size to the Seller, consistent with the Seller's past custom and practice.

         "Party" means the Purchaser or the Seller.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Prohibited Transaction" has the meaning set forth in ERISA Sec. 406 and Code Sec. 4975.

         "Purchase Price" has the meaning set forth in Section 2(b) below.

         "Partnership Interests" has the meaning set forth in Section 2(a)(i) below.

         "Purchaser" has the meaning set forth in the preface above and, after Closing (and as relates to Section 9(b) regarding indemnification), shall mean Response Oncology, Inc. and any subsidiary or affiliate thereof.

         "Purchaser's Disclosure Letter" has the meaning set forth in Section 3(b) below.


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         "Receivables" means the accounts receivable of the Partnership as of the close of business on the day prior to the Closing Date.

         "Reportable Event" has the meaning set forth in ERISA Sec. 4043.

         "Response Note" means the promissory note of the Purchaser payable to the order of the Partners in the form set forth as Exhibit 2(b)(i).

         "Response Stock" means the common stock of the Purchaser, $.01 par value per share.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (C) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Seller's Disclosure Letter" has the meaning set forth in Section 3(a) below.

         "Service Agreement" means the Service Agreement among the Purchaser, the Partnership and the Partners to be executed and delivered by thereby, and which will become effective, at the Closing.

         "Tangible Assets" means furniture, medical and other equipment and leasehold improvements of the Partnership listed on Exhibit 2(a)(i)(A) hereto.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Third Party Claim" has the meaning set forth in Section 9(c) below.

         "Warrants" means warrants to purchase an aggregate of 80,000 shares of Response Stock at a price of $11.75 per share (subject to adjustment as described in the Warrant), issuable by the Purchaser to the Partners pursuant to Section 2(b) below, which Warrants shall be issued and delivered to the Partners in substantially the form set forth as Exhibit 2(b)(ii) below.

         2. PURCHASE AND SALE OF PARTNERSHIP INTERESTS.

         (a) Basic Transaction.   On and subject to the terms and conditions of
this Agreement, the Purchaser and Partners agree as follows:


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                 (i) Partnership Interests. On the Closing Date, the Purchaser
shall purchase from each of the Partners, and each of the Partners shall sell and deliver to the Purchaser, 100% of the Partnership Interests of the Partnership (the "Partnership Interests").

                 (ii) Assumed Liabilities. In partial consideration for the sale of the Partnership Interests by the Partners, on the Closing Date the Purchaser shall assume and become primarily responsible for the payment or other satisfaction of all past and future liabilities of the Partnership, and the Partners shall be held harmless for all such liabilities, provided, however, the Partners shall be and remain liable for:

                 (A) all tax liabilities incurred by the Partnership during the period prior to the Closing Date; and

                 (B) any existing liability, contingent on otherwise, whether known or unknown, of the Partnership not disclosed to the Purchaser on Exhibit 2(a)(ii) hereto. As of the Closing Date, the parties shall jointly prepare and agree upon a schedule of Assumed Liabilities, which shall be attached hereto as
                          Exhibit 2(a)(ii), and no Liability of the Partnership which is excluded from such schedule shall be assumed by the Purchaser. The Partners shall remain responsible for all Liabilities not assumed by the Purchaser hereunder, and shall indemnify and hold the Purchaser harmless from and against any and all claims, assessments, damages, Liabilities and costs suffered by the Purchaser in respect of or arising out of the assertion by any Person that the Purchaser is responsible for any Liability of the Partnership that is not an Assumed Liability.


         (b) Purchase Price; Payment and Allocation of Purchase Price. The purchase price for the Partnership Interests shall be Nine Million Dollars ($9,000,000.00). The Purchaser shall pay or satisfy the Purchase Price in the following manner: (i) One Hundred Fifty Thousand Dollars ($150,000.00) by issuance and delivery of the Response Note to Allan M. Grossman, M.D.; (ii) Six Hundred Fifty-four Thousand One Hundred Eighty Dollars ($654,180.00) by assumption of the Assumed Liabilities; and (iii) the balance in readily available United States funds at Closing. As additional consideration for the Partnership Interests, the Purchaser shall issue the Warrants to the Partners at Closing. The parties acknowledge and agree that a portion of the purchase price must be allocated to those types of assets described in Section 751 ("751 Assets") of the Internal Revenue Code of 1986, as amended from time to time (the "Code") and a portion of the purchase price must be allocated to all remaining assets ("Non 751 Assets"). The Partnership's 751 Assets consist of certain accounts receivable and unrealized receivables of the Partnership. The balance of the Partnership's assets consist of Non 751 Assets. For purposes of this transaction, the parties agree to and acknowledge that $800,000 of the consideration is allocated to 751 Assets and the balance of the consideration $8,200,000, is allocable to Non 751 Assets. The parties further agree and acknowledge that the allocation of $800,000.00 to 751 Assets consists of Partnership's accounts receivable and unrealized receivables as of the date hereof. The parties further agree that the fair market value of the furniture, fixtures and equipment of the Partnership is $50,000, and the fair market value of the Partnership's leasehold improvements is $1,500,000.

         (c) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Bernstein, Stair & McAdams, 530 South Gay Street, Suite 600, Knoxville, Tennessee 38902 commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions precedent to the obligations of the Parties to consummate the transactions contemplated hereby or such other date as the Purchaser and the Partners may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no later than June 30, 1996.

         (d) Deliveries at the Closing. At the Closing, (i) the Purchaser will deliver to the Partners the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) the Partners will deliver to the Purchaser the various certificates, instruments, and documents referred to in
Section 7(b) below.

         3. REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.

         (a) Representations and Warranties of the Partners. Each of the Partners jointly and severally represents and warrants to the Purchaser that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(a)) with respect to the Partnership, except as set forth in the disclosure letter executed and delivered by the Partners contemporaneous with this Agreement (the "Seller's Disclosure Letter"). The Seller's Disclosure Letter shall be satisfactory to the Purchaser and its counsel and will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3(a) and
Section 4.

                 (i) Authorization of Transaction. Each of the Partners has the requisite legal capacity and has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each Partner, enforceable in accordance with its terms and conditions. The Partners need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Person, government or governmental agency in order to deliver the Partnership Interests to the Purchaser or otherwise to consummate the transactions contemplated by this Agreement, or, if any such consent is required, each such consent has been obtained. This Agreement constitutes the valid and legally binding obligation of each of the Partners, enforceable in accordance with its terms, subject to applicable bankruptcy, moratorium, insolvency and other laws affecting the rights of creditors and general equity principles.

                 (ii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Partnership or a Partner is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Partnership or a Partner is a party or by which he is bound or to which any of his assets is subject (or result in the imposition of any Security Interest upon any of the Partnership's assets.) The Partners are not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

                 (iii) Brokers' Fees. The Partners have no Liability or obligation to pay any fee or commission to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Purchaser could become liable or obligated.

                 (iv) Title. Each of the Partners has good and marketable title to the Partnership Interests being conveyed to the Purchaser hereunder, with the sole and absolute right to sell, assign, transfer and convey same to the Purchaser free and clear of all liens, claims, options, pledges, security interests or other encumbrances.

                 (v) Existence of the Partnership. The Partnership is a general partnership validly existing under the laws of the State of Tennessee. The Partnership has the power to own its property and to carry on its business as now being conducted. The Partnership is duly qualified to do business and is in good standing in any jurisdiction in which the character or location of the properties owned or leased by the Partnership or the nature of the business conducted by the Partnership makes such qualification necessary.


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         (b) Representations and Warranties of the Purchaser. The Purchaser
represents and warrants to the Partners that the statements contained in this
Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(b)), except as set forth in the disclosure letter executed and delivered by the Purchaser contemporaneous with this Agreement (the "Purchaser's Disclosure Letter"). The Purchaser's Disclosure Letter shall be satisfactory to the Partners and their counsel.

                 (i) Organization of the Purchaser. The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee.

                 (ii) Authorization of Transaction. The Purchaser has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, subject to applicable bankruptcy, moratorium, insolvency and other laws affecting the rights of creditors and general equity principles. The Purchaser need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Person, government or governmental agency in order to consummate the transactions contemplated by this Agreement, or, if any such consent is required, each such consent has been obtained.

                 (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Purchaser is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Purchaser is a party or by which it is bound or to which any of its assets is subject.

                 (iv) Brokers' Fees. The Purchaser has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Partners could become liable or obligated.

         4. REPRESENTATIONS AND WARRANTIES CONCERNING THE PARTNERS. Each of the Partners, jointly and severally, represents and warrants to the Purchaser that the statements contained in this Section 4 are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Seller's Disclosure Letter. Nothing in the Seller's Disclosure Letter shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Seller's Disclosure Letter identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Seller's Disclosure Letter will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

         (a) Power, Authority, and Partnership Matters. The Partnership has full power and authority and all licenses, permits, and authorizations necessary to carry on the business in which it is engaged and to own and use its properties. Paragraph 4(a) of the Seller's Disclosure Letter lists the employees and partners of the Partnership. The Partners have delivered to the Purchaser correct and complete copies of the general partnership agreement of the Partnership (as amended to date).

         (b) Title to Assets. The Partnership has good and marketable title to, or a valid leasehold interest in, all of its properties and assets, free and clear of all Security Interests, and has not sold, transferred, exchanged or conveyed any of its properties and assets since the date of the Most Recent Balance Sheet except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

         (c) Financial Statements. Attached as collective Paragraph 4(c) to the Seller's Disclosure Letter are the following financial statements (collectively the "Financial Statements"): (i) unaudited balance sheet and statement of income, changes in partners' capital, and cash flow as of and for the fiscal years ended December 31, 1995 (the "Most Recent Fiscal Year End") for the Partnership; and (ii) unaudited balance sheet and statement of income (the "Most Recent Financial Statements") as of and for the month ended March 31, 1996 (the "Most Recent Fiscal Month End") for the Partnership. The Financial Statements (including the notes thereto) have been prepared on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Partnership as of such dates and the results of operations of the Partnership for such periods, are correct and complete, and are consistent with the books and records of the Partnership.

         (d) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any adverse change in the business, financial condition, operations, results of operations, or future prospects of the Partnership. Without limiting the generality of the foregoing, since that date:

                 (i) the Partnership has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                 (ii) the Partnership has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $25,000.00 or outside the Ordinary Course of Business;

                 (iii) no party (including the Partnership) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000.00 to which the Partnership is a party or by which the Partnership or its properties are bound;

                 (iv) the Partnership has not created, suffered or permitted to attach or be imposed any Security Interest upon any of its assets, tangible or intangible;

                 (v) the Partnership has not made any capital expenditure (or series of related capital expenditures) either involving more than $25,000.00 or outside the Ordinary Course of Business;

                 (vi) the Partnership has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $25,000.00 or outside the Ordinary Course of Business;

                 (vii) the Partnership has not issued any note, bond, or other debt instrument or security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

                 (viii) the Partnership has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                 (ix) the Partnership has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $25,000.00 or outside the Ordinary Course of Business;

                 (x) the Partnership has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                 (xi) there has been no change made or authorized in the general partnership agreement of the Partnership;

                 (xii) none of the Partners has sold, or otherwise disposed of any of the Partnership Interests, granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of the Partnership Interests;

                 (xiii) the Partnership has not declared, set aside, or paid any distribution with respect to its Partnership Interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its Partnership Interests;

                 (xiv) the Partnership has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its assets, tangible or intangible;

                 (xv) the Partnership has not made any loan to, or entered into any other transaction with, any of its Partners and employees outside the Ordinary Course of Business;

                 (xvi) the Partnership has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                 (xvii) the Partnership has not granted any increase in the base compensation of any of its Partners and employees outside the Ordinary Course of Business;

                 (xviii) the Partnership has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its Partners and employees (or taken any such action with respect to any other Employee Benefit Plan);

                 (xix) the Partnership has not made any other change in employment terms for any of its Partners and employees outside the Ordinary Course of Business;

                 (xx) the Partnership has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

                 (xxi) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Partnership; and

                 (xxii) the Partnership has not committed to any of the foregoing.

         (e) Undisclosed Liabilities. To the best of the Partners' knowledge, the Partnership has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Partnership that may result in any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto); (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business and
(iii) Liabilities described with particularity in Paragraph 4(e) of the Seller's Disclosure Letter (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, malpractice, infringement, or violation of law).

         (f) Legal Compliance. To the best of the Partners' knowledge, the Partnership and its predecessors and Affiliates have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

         (g) Tax Matters.

                 (i) The Partnership has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Partnership (whether or not shown on any Tax Return) have been paid or accrued in the Financial Statements. The Partnership is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Partnership does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Partnership that arose in connection with any failure (or alleged failure) to pay any Tax.

                 (ii) The Partnership has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party.

         (h) Real Property. The Partnership does not own any real property and has not executed and delivered or otherwise entered into any contract to purchase any real property. Paragraph 4(h) of the Seller's Disclosure Letter lists and describes briefly all real property leased or subleased to the Partnership. The Partnership has delivered to the Purchaser correct and complete copies of the leases and subleases listed in Paragraph 4(h) of the Seller's Disclosure Letter (as amended to date). With respect to each lease and sublease listed in Paragraph 4(h) of the Seller's Disclosure Letter, except as otherwise set forth in such Paragraph of the Seller's Disclosure Letter:

                 (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

                 (ii) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                 (iii) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                 (iv) no party to the lease or sublease has repudiated any provision thereof;

                 (v) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

                 (vi) with respect to each sublease, the representations and warranties set forth in subsections (i) through (v) above are true and correct with respect to the underlying lease;

                 (vii) the Partnership has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                 (viii) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

         (i) Intellectual Property.

                 (i) The Partnership owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of its business as presently conducted. Each item of Intellectual Property owned or used by the Partnership immediately prior to the Closing hereunder will be owned or available for use by the Partnership on identical terms and conditions immediately subsequent to the Closing hereunder. The Partnership has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses. The Partnership has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and the Partnership has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Partnership must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of each of the Partners, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Partnership.

         (j) Tangible Assets. The Partnership leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted. Each Tangible Asset is free from patent defects, and, to the best of the Partners' knowledge, latent defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

         (k) Inventory. Inventory consists of pharmaceuticals and medical supplies, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and no material portion of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory write down set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Partnership.

         (l) Contracts. Paragraph 4(l) of the Seller's Disclosure Letter lists the following contracts and other agreements to which the Partnership is a party:

                 (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000.00 per annum;

                 (ii) any agreement (or group of related agreements) for the purchase or sale of pharmaceuticals, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to the Partnership, or involve consideration in excess of $25,000.00;

                 (iii) any agreement concerning a partnership or joint venture involving the Partnership other than the Partnership's general partnership agreement;

                 (iv) any agreement (or group of related agreements) under which the Partnership has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000.00 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                 (v) any agreement concerning confidentiality or noncompetition;

                 (vi) any agreement with any health maintenance organization, preferred provider organization, insurance company or other third party payor for medical services;

                 (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, partners, and employees;

                 (viii) any collective bargaining agreement;

                 (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $25,000.00 or providing severance benefits;

                 (x) any agreement under which the Partnership has advanced or loaned any amount to any of its Partners and employees outside the Ordinary Course of Business;

                 (xi) any agreement under which the consequences of a default or termination could have an adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Partnership; or

                 (xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000.00.

The Partners have delivered to the Purchaser a correct and complete copy of each written agreement listed in Paragraph 4(l) of the Seller's Disclosure Letter (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Paragraph 4(l) of the Seller's Disclosure Letter. With respect to each such agreement: (1) the agreement is legal, valid, binding, enforceable, and in full force and effect; (2) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (3) no party has repudiated any provision of the agreement.

         (m) Notes and Accounts Receivable. All notes and accounts receivable of the Partnership are reflected properly on the Partnership's books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to (A) contractual allowances and adjustments to third party payors, and (B) the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Partnership.

         (n) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Partnership or the Partners.

         (o) Insurance. Paragraph 4(o) of the Seller's Disclosure Letter sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, medical malpractice, and workers' compensation coverage and bond and surety arrangements) to which the Partnership and each of the Partners is a party, a named insured, or otherwise the beneficiary of coverage:

                 (i) the name, address, and telephone number of the agent;

                 (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                 (iii) the policy number and the period of coverage;

                 (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                 (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the Partnership, the Partner, nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any provision thereof. The Partnership and each of the Partners has been covered during the past five (5) years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Paragraph 4(o) of the Seller's Disclosure Letter describes any self-insurance arrangements affecting the Partnership or the Partners.

         (p) Litigation. Section 4(p) of the Seller's Disclosure Letter sets forth each instance in which the Partnership or any Partner (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 4(p) of the Seller's Disclosure Letter could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Partnership or the medical practice to be conducted by the Partners following the Closing. Each of the Partners has no reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Partnership or any Partner.

         (q) Employees. To the Knowledge of each of the Partners, no executive, key employee, or group of employees has any plans to terminate employment with the Partnership. The Partnership is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Partnership has not committed any unfair labor practice. Each of the Partners has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Partnership. Except as described in paragraph 4(q) of the Seller's Disclosure Letter, each of the Partners has no knowledge of any disciplinary or other proceeding alleging professional misconduct or misfeasance against any employee of the Partnership.

         (r) Employee Benefits.

                 (i) Paragraph 4(r) of the Seller's Disclosure Letter lists each Employee Benefit Plan that the Partnership maintains or to which the Partnership contributes.

                          (A) Each such Employee Benefit Plan (and each related
                 trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                          (B) All required reports and descriptions (including
                 Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Sec. 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                          (C) All contributions (including all employer
                 contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Partnership. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                          (D) Each such Employee Benefit Plan which is an
                 Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Sec. 401(a) and has received, within the last two years, a favorable determination letter from the Internal Revenue Service.

                          (E) The market value of assets under each such
                 Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

                          (F) The Partners have delivered to the Purchaser
                 correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

                 (ii) With respect to each Employee Benefit Plan that the Partnership maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute:

                          (A) No such Employee Benefit Plan which is in
                 Employee Pension Benefit Plan (other than any Multiemployer
                 Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or threatened.

                          (B) There have been no Prohibited Transactions with
                 respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. Each of the Partners has no Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

                          (C) The Partnership has not incurred, and neither the
                 Partnership nor the Partners (and employees with responsibility for employee benefits matters) of the Partnership has any reason to expect that the Partnership will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                 (iii) The Partnership does not contribute to, has never contributed to, or has not been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

                 (iv) The Partnership does not maintain or has never maintained or contributes, ever has contributed, or has not been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

         (s) Guaranties. The Partnership is not a guarantor or is not otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

         (t) Environment, Health, and Safety. To the best of the Partners' knowledge:

                 (i) Each of the Partnership and its predecessors and Affiliates has complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, each of the Partnership and its predecessors and Affiliates has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

                 (ii) The Partnership has no Liability (and none of the Partnership and its predecessors and Affiliates has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Partnership giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

                 (iii) All properties and equipment used in the business of the Partnership and its predecessors and Affiliates have been free of asbestos, PCB's, methylene chloride, trichloroethylene,
         1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

         (u) Healthcare Compliance. Neither the Partnership nor any Partner or other physician associated with or employed by the Partnership has received payment or any remuneration whatsoever to induce or encourage the referral of patients or the purchase of goods and/or services as prohibited under 42 U.S.C.
Section 1320a-7b(b), or otherwise perpetrated any Medicare or Medicaid fraud or abuse nor has any fraud or abuse been alleged within the last five (5) years by any government agency. The Partnership (and/or each Partner or other physician employed thereby) is participating in or is otherwise authorized to receive reimbursement from or is a party to Medicare, Medicaid, and other third-party payor programs. All necessary certifications and contracts required for participation in such programs are in full force and effect and have not been amended or otherwise modified, rescinded, revoked or assigned and no condition exists or event has occurred which in itself or with the giving of notice or the lapse of time or both would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such third party payor program. The Partnership is in full compliance with the requirements of all such third party payor programs applicable thereto.

         (v) Fraud and Abuse. The Partnership and persons and entities providing professional services for the Partnership have not engaged in any activities which are prohibited under 42 U.S.C. Section 1320a-7b, or the regulations promulgated thereunder pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including but not limited to the following:

                 (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

                 (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

                 (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and

                 (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (A) in return for referring an individual to a person for the furnishing or arranging for the furnishing or any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (B) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid.

         (w) Facility Compliance. The Partnership is duly licensed, and the Partnership and its clinics, offices and facilities are lawfully operated in accordance with the requirements of all applicable law and has all necessary authorizations for the use and operation, all of which are in full force and effect. There are no outstanding notices of deficiencies relating to the Partnership issued by any governmental authority or third party payor requiring conformity or compliance with any applicable law or condition for participation of such governmental authority or third party payor, and after reasonable and independent inquiry and due diligence and investigation, none of the Partners has received notice of and has no Knowledge of or reason to believe that such necessary authorizations may be revoked or not renewed in the ordinary course.

         (x) Rates and Reimbursement Policies. The Partnership has no rate appeal currently pending before any governmental authority or any administrator of any third party payor program.

         (y) Disclosure. The representations and warranties contained in this
Section 4 and in the Seller's Disclosure Letter do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this Section 4 or the Seller's Disclosure Letter not misleading in any material respect.

         5. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

         (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). Each of the Partners acknowledges and agrees that from and after the Closing the Purchaser will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Partnership. The Partners will be afforded access to such documents, books, records, agreements and financial data for inspection and copying during ordinary business hours.

         (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Partnership, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Section 8 below).

         (c) Transition. The Partners will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, supplier, or other business associate of the Partnership from maintaining the same business relationships with the Purchaser after the Closing as it maintained with the Partnership prior to the Closing. The Partners will refer all inquiries relating to the businesses of the Partnership to the Purchaser from and after the Closing.

         (d) Employees. The Partnership shall continue to employ, at substantially the same pay rates and benefit levels as paid or delivered by the Partnership, the persons listed on Exhibit 5(d) attached hereto.

         (e) Amendment of Partnership Agreement. The Partners will cause the general partnership agreement to be amended removing the Partners and adding the Purchaser as the new partner of the Partnership.

         6. CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE.

         (a) Conditions to Obligation of the Purchaser. The obligation of the Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                 (i) the representations and warranties set forth in Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                 (ii) the Partners shall have performed and complied with all of the covenants hereunder in all material respects through the Closing;

                 (iii) the Partners shall have given such notices to persons, governments and governmental agencies and shall have procured from third parties all consents to consummation of the transactions contemplated hereby that may be required by law or the terms of any contract to which the Partnership or any Partner may be subject or that the Purchaser may reasonably request in connection with the transactions contemplated hereby;

                 (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Purchaser to acquire Partnership Interests and own and operate the Partnership and enter into the Service Agreement, or (D) affect adversely the right of the Partnership to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                 (v) each of the Partners shall have delivered to the Purchaser a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(iv) is satisfied in all respects;

                 (vi) the Purchaser shall have received from Bernstein, Stair & McAdams, counsel to the Partners, an opinion as to matters customarily addressed in opinions of counsel in transactions such as that described herein, which opinion shall be in form and substance reasonably acceptable to the Purchaser and its counsel;

                 (vii) the Partners and Knoxville Hematology-Oncology Associates, P.L.L.C. (the "Continuing Practice") shall have executed and delivered to the Purchaser the Service Agreement in substantially the form set forth as Exhibit 6(a)(vii) hereof;

                 (viii) the Purchaser shall have received an opinion from Tennessee counsel reasonably satisfactory to the Purchaser that the Service Agreement is the legal, valid and binding obligation of the Partners and the Continuing Practice, enforceable according to its terms (subject to standard bankruptcy, insolvency and principles of equity exceptions) and that the performance of the Service Agreement by the Purchaser, the Partners and the Continuing Practice will not violate any statute, regulation, official interpretation, order, decree or other law of the state of Tennessee;

                 (ix) each Partner shall have executed an employment contract with the Continuing Practice in substantially the form set forth as
         Exhibit 6(a)(x) hereto; and

                 (x) all actions to be taken by each of the Partners and the Partnership in connection with consummation of the transactions contemplated hereby and all certificates, opinion, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Purchaser.

The Purchaser may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

         (b) Conditions to Obligation of the Partners. The obligation of the Partners to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                 (i) the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date;

                 (ii) the Purchaser shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                 (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                 (iv) the Purchaser shall have delivered to the Partners a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(iii) is satisfied in all respects;

                 (v) the Partners shall have received an opinion from Baker, Donelson, Bearman & Caldwell that the performance of the Service Agreement by the Purchaser, the Partners and the Continuing Practice will not violate any statute, regulation, official interpretation, order, decree or other law of the United States of America; and

                 (vi) all actions to be taken by the Purchaser in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Partners.

The Partners may waive any condition specified in this Section 6(b) if they execute a writing so stating at or prior to the Closing.

         7. DELIVERIES AT CLOSING.

         (a) Documents to be Delivered by the Purchaser. At the Closing, the Purchaser shall deliver the following instruments and documents to the Partners or other appropriate party:

                 (i) a certified or cashier's check or wire transfer equal to the amount of cash deliverable by the Purchaser pursuant to Section 2(b);

                 (ii) the Response Note, payable to the order of Allan M. Grossman, M.D.;

                 (iii) the Warrants, in denominations of 20,000 Warrants each;

                 (iv) the certificate described in Section 6(b)(iv) above;

                 (v) the opinion described in Section 6(b)(v) above; and

                 (vi) such other documents as the Partners may reasonably request to affect the transactions contemplated by this Agreement.

         (b) Documents to be Delivered by the Partners. At the Closing, the Partners shall deliver the following instruments and documents to the
Purchaser:

                 (i) all consents necessary regarding the transaction contemplated by this Agreement;

                 (ii) the opinion of counsel to the Partnership, in a form reasonably satisfactory to the Purchaser's counsel, required by
         Section 6(a)(vi) above;

                 (iii) the opinion, in a form reasonably acceptable to the Purchaser's counsel, required by Section 6(a)(viii) above;

                 (iv) the Certificate described in Section 6(a)(v) above;

                 (v) the Service Agreement, duly executed by the Partners and any entity in which they shall conduct a medical practice after Closing; and

                 (vi) such other documents as may be required or as the Purchaser may reasonably request to affect the transactions contemplated by this Agreement.

         8. REMEDIES FOR BREACHES OF THIS AGREEMENT.

         (a) Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of two (2) years (subject to any applicable statutes of limitations).

         (b) Indemnification Provisions for Benefit of the Purchaser. In the event any of the Partners breaches (or in the event any third party alleges facts that, if true, would mean a Partner has breached) any of the representations, warranties, and covenants contained herein and, provided that the Purchaser makes a written claim for indemnification against the Partners pursuant to Section 8(c)(i) below, then each of the Partners, jointly and severally, agree to indemnify the Purchaser from and against the entirety of any Adverse Consequences the Purchaser may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Purchaser may suffer after the end of any applicable survival period, provided that the Purchaser shall have made a reasonable claim for indemnification hereunder prior to the end of such survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach) or otherwise.

         (c) Matters Involving Third Parties.

                 (i) If any third party shall notify the Purchaser with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification under this Section 8, then the Purchaser shall promptly notify the Partners thereof in writing; provided, however, that no delay on the part of the Purchaser in notifying the Partners shall relieve the indemnitor from any obligation hereunder unless (and then solely to the extent) the indemnitor thereby is prejudiced.

                 (ii) The Partners will have the right to defend the Purchaser against the Third Party Claim with counsel of their choice reasonably satisfactory to the Purchaser so long as (A) the Partners indemnify the Purchaser in accordance with this Section 8.

                 (iii) So long as the Partners are conducting the defense of the Third Party Claim in accordance with Section 8(c)(ii) above, (A) the Purchaser may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Purchaser will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Partners (not to be withheld unreasonably), and (C) the Partners will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Purchaser.

                 (iv) In the event any of the conditions in Section 8(c)(ii) above is or becomes unsatisfied, however, (A) the Purchaser may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Purchaser need not consult with, or obtain any consent from, the Partners in connection therewith), (B) the Partners will reimburse the Purchaser promptly and periodically for the costs of defending against the Third Party Claim (including attorneys' fees and expenses), and (C) the Partners will remain responsible for any Adverse Consequences the Purchaser may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this
         Section 8.

         (d) Determination of Adverse Consequences. The Parties shall take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Section 8. All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.

         (e) Recoupment Under the Response Note. If and only to the extent that the Partners shall not have satisfied any indemnification obligation pursuant hereto within ninety (90) days after the Purchaser shall have made written demand therefor, the Purchaser shall have the option of recouping all or any part of any Adverse Consequences it shall have suffered by notifying the Partners that the Purchaser is reducing the principal amount outstanding under the Response Note held by the Partners. This shall affect the timing and amount of payments required under the Response Note in the same manner as if the Purchaser had made a permitted prepayment (without premium or penalty) thereunder.

         (f) Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of representation, warranty, or covenant.

         9. TERMINATION.

         (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

                 (i) the Purchaser and the Partners may terminate this Agreement by mutual written consent at any time prior to the Closing;

                 (ii) the Purchaser may terminate this Agreement by giving written notice to the Partners at any time prior to the Closing (A) in the event any of the Partners has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Purchaser has notified the Partners of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Closing shall not have occurred on or before June 30, 1996, by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results primarily from the Purchaser itself breaching any representation, warranty, or covenant contained in this Agreement); and

                 (iii) the Partners may terminate this Agreement by giving written notice to the Purchaser at any time prior to the Closing (A) in the event the Purchaser has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Partners have notified the Purchaser of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Closing shall not have occurred on or before June 30, 1996 by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results primarily from any of the Partners themselves breaching any representation, warranty, or covenant contained in this Agreement).

         (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 9(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

         10. MISCELLANEOUS.

         (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Purchaser and the Partners; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

         (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Purchaser and the Partners; provided, however, that the Purchaser may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Partners:                                        Copy to:

         Knoxville Hematology Oncology Associates                   James W. Parris, Esq.
         1114 Weisgarber Road, #E                                   Bernstein, Stair & McAdams
         Knoxville, Tennessee 37909-2648                            530 South Gay Street, Suite 600
                                                                    Knoxville, Tennessee 38902


         If to the Purchaser:                                       Copy to:

         Daryl P. Johnson                                           John A. Good, Esq.
         Response Oncology, Inc.                                    Executive Vice President -General Counsel
         1775 Moriah Woods Blvd.                                    Response Oncology, Inc.
         Memphis, Tennessee 38117                                   1775 Moriah Woods Blvd.
                                                                    Memphis, TN 38117


Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Tennessee without giving effect to any choice or conflict of law provision or rule (whether of the State of Tennessee or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Tennessee.

         (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Purchaser and the Partners. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (k) Expenses. Each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

         (m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         (n) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

         (o) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Knoxville, Knox County, Tennessee in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Nothing in this Section 11(p), however, shall affect the right of any Party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.


                              *   *   *   *   *

          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on [as of] the date first above written.


                                  PURCHASER:

                                  Response Oncology, Inc.


                                  By:
                                     ------------------------------------------
                                  Title:
                                        ---------------------------------------


                                  Knoxville Hematology Oncology Associates


                                  By:
                                     ------------------------------------------
                                  Title:
                                        ---------------------------------------

                                  Partners:


                                  ---------------------------------------------
                                  Peter W. Carter, M.D.


                                  ---------------------------------------------
                                  Albert S.C. Ebenezer, M.D.


                                  ---------------------------------------------
                                  Jerry M. Foster, M.D.


                                  ---------------------------------------------
                                  Allan M. Grossman, M.D.

                               Exhibit 2(a)(ii)

                             Assumed Liabilities

Accounts Payable (Per List Provided by the Partnership)         $563,295.00

Capital Lease Obligations                                         90,885.00
                                                                -----------
Total Assumed Liabilities                                       $654,180.00
                                                                ===========

                                Exhibit 2(b)(i)
                                       to
                          Purchase and Sale Agreement


                         NON-NEGOTIABLE PROMISSORY NOTE

$150,000.00                                          Knoxville, Tennessee
                                                     April 12, 1996


         FOR VALUE RECEIVED, the undersigned, RESPONSE ONCOLOGY, INC., a Tennessee corporation (the "Maker"), promises to pay to the order of ALLAN M. GROSSMAN, M.D., (the "Lender"), the principal sum of ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000.00), together with interest from date until maturity at the rate of five (5%) percent per annum from date until Maturity (hereinafter defined). Interest shall be payable on the unpaid principal balance hereof, in arrears, at Maturity. The principal amount of this note shall be payable in full on April 12, 1997 ("Maturity").

         This Note may be prepaid in whole or in part prior to Maturity upon sixty (60) days advance written notice given by the Maker to the Lender. Any partial prepayment of principal shall, however, not have the effect of suspending or deferring the payments provided for herein, but the same shall continue to be due and payable on each due date subsequent to any such partial prepayment of the principal and shall operate to effect full payment of the principal at an earlier date.

         At the option of the Lender, exercisable not later than ten (10) days prior to any payment of principal (including any prepayment) or interest on this Note, such payment shall be paid in whole or in part in whole shares of common stock of the Maker, $.01 par value per share (the "Shares") .For purposes of this paragraph, the number of whole Shares to which the Lender shall be entitled upon exercise of the option provided hereunder shall be determined by dividing the amount of principal and interest to be paid in Shares by the Maker by $11.75, which price shall be adjusted for stock splits, stock dividends, reverse stock splits, recapitalizations, reorganizations and other changes in the capital structure of the Maker affecting the value of the Shares. No fractional Shares shall be issued by the Maker, and the Lender shall be paid cash in lieu of such fractional Shares in an amount equal to the fractional Share to which the Lender would otherwise be entitled times the conversion price stated above.

         Any amounts not paid when due hereunder (whether by acceleration or otherwise) shall bear interest after maturity at the lesser of (a) eighteen percent (18%) per annum or (b) the maximum effective contract rate which may be charged by the Lender under applicable law from time to time in effect.

         In the event that the foregoing provisions should be construed by a court of competent jurisdiction not to constitute a valid, enforceable designation of a rate of interest or method of determining same, the indebtedness hereby evidenced shall bear interest at the maximum effective contract rate which may be charged by the Lender under applicable law from time to time in effect.

         This Note is non-negotiable.

         Notwithstanding anything to the contrary, the payments required pursuant to this Note are subject to a right of offset, setoff, and recoupment as a result of any indemnification required pursuant to the provisions of that certain Purchase and Sale Agreement by and between Lender and Maker dated as of April 12, 1996.

         Subject to the Lender's option to require any payment of principal and interest to be made in the form of Shares as hereinabove provided, all installments of interest, and the principal hereof, are payable by Maker's corporate check at ______________________________ or at such other place as the holder may designate in writing, in lawful money of the United States of America, which shall be legal tender in payment of all debts and dues, public and private, at the time of payment.

         If the Maker shall fail to make payment of any installment of principal and interest, as above provided, and such failure shall continue unremedied for a period of thirty (30) days following written notice thereof, or upon the termination of the Service Agreement on account of a Response Event of Default (as defined in the Service Agreement) or upon the dissolution of the Maker or any endorser, and (if there is a cure period applicable thereto) such default is not cured within such applicable cure period, then and in any such event, the entire unpaid principal balance of the indebtedness evidenced hereby, together with all interest then accrued, shall, at the absolute option of the holder hereof, at once become due and payable, without demand or notice, the same being hereby expressly waived.

         If this Note is placed in the hands of an attorney for collection, by suit or otherwise, the Maker shall pay on demand all costs of collection and litigation (including court costs), together with a reasonable attorney's fee if Lender is successful in the litigation.

         It is the intention of the Lender and the Maker to comply strictly with applicable usury laws; and, accordingly, in no event and upon no contingency shall the holder hereof ever be entitled to receive, collect, or apply as interest any interest, fees, charges or other payments equivalent to interest, in excess of the maximum effective contract rate which the Lender may lawfully charge under applicable statutes and laws from time to time in effect; and in the event that the holder hereof ever receives, collects, or applies as interest any such excess, such amount which, but for this provision, would be excessive interest, shall be applied to the reduction of the principal amount of the indebtedness hereby evidenced; and if the principal amount of the indebtedness evidenced hereby, all lawful interest thereon and all lawful fees and charges in connection therewith, are paid in full, any remaining excess shall forthwith be paid to the Maker, or other party lawfully entitled thereto. All interest paid or agreed to be paid by the Maker shall, to the maximum extent permitted under applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal so that the interest hereon for such full period shall not exceed the maximum amount permitted by applicable law. Any provision hereof, or of any other agreement between the holder hereof and the Maker, that operates to bind, obligate, or compel the Maker to pay interest in excess of such maximum effective contract rate shall be construed to require the payment of the maximum rate only. The provisions of this paragraph shall be given precedence over any other provision contained herein or in any other agreement between the holder hereof and the Maker that is in conflict with the provisions of this paragraph.

         This Note shall be governed and construed according to the statutes and laws of the State of Tennessee from time to time in effect.


                                        RESPONSE ONCOLOGY, INC.

                                        By:
                                           ------------------------------------
                                        Title:
                                              ---------------------------------

                                Exhibit 2(b)(ii)
                                       to
                          Purchase and Sale Agreement

                                                          CERTIFICATE NO. W-____

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAW, HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS IT HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND ANY APPLICABLE STATE SECURITIES LAW, OR THE PROPOSED TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 AND ANY APPLICABLE STATE SECURITIES LAW.



- --------------------------------------------------------------------------------

                        WARRANT TO PURCHASE COMMON STOCK

                                       OF

                            RESPONSE ONCOLOGY, INC.

- --------------------------------------------------------------------------------


         This Warrant is granted as of April 12, 1996 by Response Oncology, Inc., a Tennessee corporation (the "Issuer"), which certifies that, for value received, the registered holder hereof, or its registered assigns (the registered holder or assigns are referred to herein as the "Holder"), is entitled to purchase from the Issuer, at any time and from time to time during the Exercise Period (as hereinafter defined) at the Exercise Price (as hereinafter defined) per share (as adjusted as herein provided), 20,000 shares of common stock, $.01 par value per share (the "Common Stock") of Response Oncology, Inc. (such number of shares of Common Stock purchasable upon the exercise of this Warrant to Purchase Common Stock, as adjusted from time to time pursuant to the provisions hereinafter set forth, are referred to in this Warrant as the "Warrant Shares"). This Warrant has been issued in connection with and as partial consideration for the acquisition (the "Purchase") by the Issuer of 100% of the Partnership Interests in Knoxville Hematology Oncology Associates (the "Partnership") from the partners of the Partnership (the "Partners") pursuant to that certain Purchase and Sale Agreement dated as of April 12, 1996 among the Issuer and the Partners of the Partnership.


        VOID AFTER 5:00 P.M. MEMPHIS, TENNESSEE TIME, ON APRIL 11, 2001,
           SUBJECT TO EARLIER TERMINATION AS HEREINAFTER SET FORTH

         This Warrant is subject to the following terms and conditions:

         1. Exercise Period. The period in which the Holder shall have the right to exercise this Warrant (the "Exercise Period") shall commence on the date that is one (1) year after the date hereof and shall terminate on (the "Termination Date") the earlier of (i) April 11, 2001, (ii) the occurrence of any merger, voluntary dissolution or other event pursuant to which the existence of the Issuer shall terminate, or (iii) upon the termination of that certain Service Agreement (the "Service Agreement") between the Issuer and Knoxville Hematology-Oncology Associates, P.L.L.C. (the "Provider") in accordance with its terms after occurrence of a Provider Event of Default (as defined in the Service Agreement).

         2. Exercise Price. The Exercise Price shall be equal to $11.75 per share. The Exercise Price is subject to adjustment as provided in Section 5 below.

         3. Termination of Warrants. The Warrants shall terminate on the Termination Date and shall not be exercisable thereafter.

         4. Exercise of Warrants. (a) The Warrants may be exercised in whole or in part, at any time and from time to time, during the Exercise Period by surrendering this Warrant, with the purchase form provided for herein duly executed by the Holder or by the Holder's duly authorized attorney-in-fact, at the principal office of the Issuer or at such other office in the United States as the Issuer may designate by notice in writing to the Holder (the "Issuer's Office") accompanied by payment of the Exercise Price in full, (i) in cash or by certified or cashier's check, payable to the order of the Issuer, (ii) by wire transfer in accordance with instructions provided by the Issuer, or (iii) by the Holder's delivery, in transferable form, of certificates representing the number of shares of the Issuer's Common Stock which, when valued at the last sale price on the Nasdaq Stock Market's National Market on the dated date of the purchase form, would be sufficient to satisfy the Exercise Price in full. If fewer than all of the Warrants are exercised, the Issuer shall, upon each exercise prior to the expiration of the Exercise Period, execute and deliver to the Holder an amendment to this Warrant (dated the date hereof) evidencing the balance of the Warrants that remain exercisable.

         (b) On the date of exercise of the Warrant, the Holder exercising the same shall be deemed to have become the holder of record for all purposes of the Warrant Shares to which the exercise relates.

         (c) As soon as practicable, but not later than ten (10) days after the exercise of all or part of the Warrants, the Issuer shall, at the Issuer's expense (including the payment of any applicable issue taxes and the cost of any opinion of counsel required by the Issuer or its transfer agent), cause to be issued in the name of and delivered to the Holder a certificate or certificates evidencing the number of fully paid and nonassessable Warrant Shares to which the Holder shall be entitled upon such exercise.

         (d) The Warrant Shares issued upon exercise of this Warrant will not be registered under the Securities Act of 1933, as amended (the "Act") or the securities laws of any state in reliance on exemptions from the registration requirements of the Act and such laws. Accordingly, the Warrant Shares may be sold or otherwise transferred only upon (i) registration under the Act and qualification under applicable state securities laws, (ii) compliance with Rule 144 under the Act, or (iii) the Issuer's receipt of an opinion, at the Holder's expense, from counsel reasonably acceptable to the Issuer to the effect that any such sale or transfer will not violate the Act or any state law. The Issuer will cause an appropriate legend to be placed on certificates representing the Warrant Shares to the foregoing effect.

         5. Adjustments of Exercise Price, Number and Character of Warrant Shares, and Number of Warrants. The Exercise Price, the number and kind of securities purchasable upon the exercise of each Warrant, and the number of Warrants outstanding shall be subject to adjustment from time to time upon the happening of the events enumerated in this Section 5.

         (a) In case the Issuer shall at any time on or after the date hereof (i) pay a dividend in shares of Common Stock or other securities of the Issuer or make a distribution in shares of Common Stock or such other securities to holders of all its outstanding shares of Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, (iii) combine the outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (iv) issue by reclassification of its shares of Common Stock other securities of the Issuer (including any such reclassification in connection with a consolidation or merger in which the Issuer is the continuing corporation), then the number and kind of Warrant Shares purchasable upon exercise of each Warrant outstanding immediately prior thereto shall be adjusted so that the Holder shall be entitled to receive the kind and number of shares of Common Stock or other securities of the Issuer which the Holder would have owned or have been entitled to receive after the happening of any of the events described above had such Warrant been exercised in full immediately prior to the earlier of the happening of such event or any record date in respect thereof. In the event of any adjustment of the total number of shares of Common Stock purchasable upon the exercise of the then outstanding Warrants pursuant to this Section 5(a), the Exercise Price shall be adjusted to be the amount resulting from dividing the number of shares of Common Stock (including fractional shares of Common Stock) covered by such Warrant immediately after such adjustment into the total amount payable upon exercise of such Warrant in full immediately prior to such adjustment. An adjustment made pursuant to this Section 5(a) shall become effective immediately after the effective date of such event retroactive to the record date for any such event. Such adjustment shall be made successively whenever any event listed above shall occur.

         (b) In case the Issuer shall at any time after the date hereof fix a record date for the issuance of rights, options, or warrants to all holders of its outstanding shares of Common Stock, entitling them (for a period expiring within forty-five (45) days after such record date) to subscribe for or purchase shares of Common Stock (or securities exchangeable for or convertible into shares of Common Stock) at a price per common share (or having an exchange or conversion price per common share, with respect to a security exchangeable for or convertible into shares of Common Stock) which is lower than the Exercise Price per common share on such record date, then the Exercise Price shall be adjusted by multiplying the Exercise Price in effect immediately prior to such record date by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so to be offered (or the aggregate initial exchange or conversion price of the exchangeable or convertible securities so to be offered) would purchase at such current Exercise Price and of which the denominator shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock to be offered for subscription or purchase (or into which the exchangeable or convertible securities so to be offered are initially exchangeable or convertible). Such adjustment shall become effective at the close of business on such record date; however, to the extent that shares of Common Stock (or securities exchangeable for or convertible into shares of Common Stock) are not delivered after the expiration of such rights, options, or warrants, the Exercise Price shall be readjusted (but only with respect to Warrants exercised after such expiration) to the Exercise Price which would then be in effect had the adjustments made upon the issuance of such rights, options, or warrants been made upon the basis of delivery of only the number of shares of Common Stock (or securities exchangeable for or convertible into shares of Common Stock) actually issued. In case any subscription price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board of Directors of the Issuer and shall be described in a statement mailed to the Holder. Shares of Common Stock owned by or held for the account of the Issuer shall not be deemed outstanding for the purpose of any such computation.

         (c) In case the Issuer shall at any time after the date hereof distribute to all holders of its shares of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Issuer is the surviving corporation) evidences of its indebtedness or assets (excluding cash dividends and distributions payable out of consolidated net income or earned surplus in accordance with applicable law and dividends or distributions payable in shares of stock described in Section 5(a) above) or rights, options, or warrants or exchangeable or convertible securities containing the right to subscribe for or purchase shares of Common Stock (or securities exchangeable for or convertible into shares of Common Stock) (excluding those expiring within forty-five (45) days after the record date referred to in Section 5(b) above), then the Exercise Price shall be adjusted by multiplying the Exercise Price in effect immediately prior to the record date for such distribution by a fraction, of which the numerator shall be the fair market value of the shares of Common Stock on such day, as determined in good faith by the Board of Directors of the Issuer whose determination shall be conclusive, and described in a notice to the Holder of the portion of the evidences of indebtedness or assets so to be distributed or of such rights, options or warrants applicable to one common share and of which the denominator shall be such fair market value per common share. Such adjustment shall be made whenever any such distribution is made, and shall become effective on the date of distribution retroactive to the record date for such transaction.

         (d) For the purpose of this Warrant, the fair market value per share of Common Stock shall be determined by reference to the latest independent bid for the Common Stock as set forth in the National Market of The Nasdaq Stock Market or, if the Common Stock shall be traded on any national or regional securities exchange, the latest bid price for the Common Stock, or, if none of the foregoing apply, as determined in good faith by the Board of Directors of the Issuer.

         (e) No adjustment in the Exercise Price or the number of Warrant Shares purchasable shall be required unless such adjustment would require an increase or decrease of at least ten percent (10%) in the Exercise Price or the number of Warrant Shares purchasable; provided, however, that any adjustments which by reason of this Section 5(e) are not required to be made (i) shall be carried forward and taken into account in any subsequent adjustment or (ii) if no subsequent adjustment occurs, shall be made immediately prior to exercise of this Warrant. All calculations under this Section 5 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

         (f) Unless the Issuer shall have exercised its election as provided in
Section 5(g), upon each adjustment of the Exercise Price as a result of the calculations made in Sections 5(b) or (c), each Warrant outstanding prior to the making of the adjustment in the Exercise Price shall thereafter evidence the right to purchase, at the adjusted Exercise Price, that number of shares of Common Stock (calculated to the nearest hundredth) obtained by (i) multiplying the number of shares of Common Stock purchasable upon exercise of a Warrant prior to adjustment of the number of shares of Common Stock by the Exercise Price in effect prior to adjustment of the Exercise Price and (ii) dividing the product so obtained by the Exercise Price in effect after such adjustment of the Exercise Price.

         (g) The Issuer may elect on or after the date of any adjustment of the Exercise Price to adjust the number of Warrants, in substitution for any adjustment in the number of Warrant Shares purchasable upon the exercise of Warrants as provided in Sections 5(a) and (f). Each of the Warrants outstanding after such adjustment of the number of Warrants shall be exercisable for one share of Common Stock. Each Warrant held of record prior to such adjustment of the number of Warrants shall become that number of Warrants (calculated to the nearest hundredth) obtained by dividing the Exercise Price in effect prior to adjustment of the Exercise Price by the Exercise Price in effect after adjustment of the Exercise Price. The Issuer shall send to each Holder a notice of its election to adjust the number of Warrants, indicating the record date for the adjustment, and if known at the time, the amount of the adjustment to be made. This record date may be the date on which the Exercise Price is adjusted or any day thereafter, but shall be at least ten (10) days after the date such announcement is sent to the Holders. Upon each adjustment of the number of Warrants pursuant to this Section 5(g) the Issuer shall, as promptly as practicable, cause to be distributed to holders of record of Warrants on such record date new certificate(s) evidencing the additional Warrants to which such holders shall be entitled as a result of such adjustment, or, at the option of the Issuer, shall cause to be distributed to such holders of record in substitution and replacement for the certificates held by such holders prior to the date of adjustments, and upon surrender thereof if required by the Issuer, new certificates evidencing all the Warrants to which such holders shall be entitled after such adjustment.

         (h) In case of any capital reorganization of the Issuer, or of any reclassification of the shares of Common Stock [other than a reclassification, subdivision or combination of shares of Common Stock referred to in Section 5(a)], or in case of the consolidation of the Issuer with, or the merger of the

Issuer with, or merger of the Issuer into, any other corporation, limited partnership, limited liability company or other business entity (other than a reclassification of the shares of Common Stock referred to in Section 5(a) or a consolidation or merger which does not result in any reclassification or change of the outstanding shares of Common Stock) or of the sale of the properties and assets of the Issuer as, or substantially as, an entirety to any other corporation or entity, each Warrant shall after such capital reorganization, reclassification of shares of Common Stock, consolidation, merger, or sale be exercisable, upon the terms and conditions specified in this Warrant, for the kind, amount and number of shares or other securities, assets, or cash to which a holder of the number of shares of Common Stock purchasable (at the time of such capital reorganization, reclassification of shares of Common Stock, consolidation, merger or sale) upon exercise of such Warrant would have been entitled to receive upon such capital reorganization, reclassification of shares of Common Stock, consolidation, merger, or sale; and in any such case, if necessary, the provisions set forth in this Section 5 with respect to the rights and interests thereafter of the holders of the Warrants shall be appropriately adjusted so as to be applicable, as nearly equivalent as possible, to any shares or other securities, assets, or cash thereafter deliverable on the exercise of the Warrants. The subdivision or combination of shares of Common Stock at any time outstanding into a greater or lesser number of shares shall not be deemed to be a reclassification of the shares of Common Stock for purposes of this Section 5(h).

         (i) In the event that at any time, as a result of an adjustment made pursuant to this Section 5, the holders of an Warrant or Warrants shall become entitled to purchase any shares or securities of the Issuer other than the shares of Common Stock, thereafter the number of such other shares or securities so purchasable upon exercise of each Warrant and the exercise price for such shares or securities shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as possible to the provisions with respect to the shares of Common Stock contained in Sections 5(a) through
(h), inclusive.

         (j) In any case in which this Section 5 shall require that an adjustment in the Exercise Price be made effective as of a record date for a specified event, the Issuer may elect to defer until the occurrence of such event issuing to the holder of any Warrant exercised after such record date the shares of Common Stock, if any, issuable upon such exercise over and above the Warrant Shares, if any, issuable upon such exercise on the basis of the Exercise Price in effect prior to such adjustment; provided, however, that the Issuer shall deliver as soon as practicable to such holder a due bill or other appropriate instrument provided by the Issuer evidencing such holder's right to receive such additional shares of Common Stock upon the occurrence of the event requiring such adjustment.

         (k) Notwithstanding anything herein to the contrary, no adjustment shall be required under this Section 5 in the event the Issuer (i) issues options to purchase Common Stock or other securities to officers, directors, employees or agents pursuant to an incentive or non-qualified stock option plan, or (ii) issues shares of Common Stock or other securities pursuant to an offering for cash or other consideration (including the assets or capital stock or securities of any other corporation or other business entity), or pursuant to a plan of merger whereby the Issuer is the surviving participant in the merger, other than an issuance of rights, options or warrants exercisable for shares of Common Stock (or securities exchangeable for or convertible into shares of Common Stock) to all holders of its outstanding shares of Common Stock.

         6. Definition of shares of Common Stock. The shares of Common Stock issuable upon exercise of the Warrants shall be the shares of Common Stock as constituted on the date hereof except as otherwise provided in Section 5.

         7. Notice of Number of Warrant Shares, Adjustment or Termination. Within thirty (30) days of the occurrence of an event which results in an adjustment in the number of Warrants, the number of Warrant Shares purchasable upon the exercise of Warrants and/or the Exercise Price or the termination of the Warrants shall have occurred as provided herein, the Issuer shall forthwith:

         (a) prepare and hold for inspection at the Issuer's principal place of business, 1775 Moriah Woods Blvd., Memphis, Tennessee 38117, or such subsequent principal place of business (the "Issuer's Office"), a statement, signed by the Chief Financial Officer of the Issuer, stating either (i) the number of Warrants or Warrant Shares, (ii) the adjusted number of Warrants or Warrant Shares purchasable upon the exercise of Warrants and/or Exercise Price determined as herein provided, such statement to show in detail the facts requiring such adjustment or (iii) the termination of the Warrants, and

         (b) give notice embodying such statement to each Holder as provided in
Section 13. Where appropriate, such notice may be given in advance and may be included as part of a notice required to be mailed pursuant to Section 8.

         8. Notices of Record Date, etc. In the event the Issuer shall propose to take any action of the type requiring an adjustment of the Exercise Price or the number or character of the Warrant Shares or Warrants pursuant to Section 5 or a dissolution, liquidation or winding up of the Issuer (other than in connection with a consolidation, merger, or sale of all or substantially all of its property, assets, and business as an entirety) shall be proposed, the Issuer shall give notice to each Holder as provided in Section 15, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon the exercise of the Warrants. In the case of any action which will require the fixing of a record date, unless otherwise provided in this Warrant, such notice shall be given at least twenty (20) days prior to the date so fixed, and in case of all other action, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.

         9. Replacement of Securities. If this Warrant shall be lost, stolen, mutilated or destroyed, the Issuer shall, on such terms as to indemnity or otherwise as the Issuer may in its discretion reasonably impose, issue a new certificate of like tenor or date representing in the aggregate the right to subscribe for and purchase the number of shares of Common Stock which may be subscribed for and purchased hereunder. Any such new certificate shall constitute an original contractual obligation of the Issuer, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

         10. Recordkeeping. This Warrant, as well as all other warrant certificates representing Warrants of like tenor issued in connection with the Purchase and Sale Agreement shall be numbered beginning with the alphabetic prefix "KN" and shall be registered in a register (the "Warrant Register") maintained at the Issuer's Office as they are issued. The Warrant Register shall list the name, address and Social Security or other Federal Identification Number, if any, of all Holders. Upon notice duly given by the Holder, the Issuer shall be entitled to recognize the Holder as set forth in the Warrant Register as the nominee for the beneficial owners of the Warrants as set forth in such notice or subsequent notices with respect to such beneficial ownership recognize for all purposes and shall not be bound to recognize any equitable or other claim to or interest in such Warrant on the part of any other person, and shall not be liable for any registration of transfer of Warrants that are registered or to be registered in the name of a fiduciary or the nominee of a fiduciary unless made with the actual knowledge that a fiduciary or nominee is committing a breach of trust in requesting such registration of transfer, or with such knowledge of such facts that its participation therein amounts to bad faith.

         11. Transfer. This Warrant shall not be transferable and may not be the subject of a sale, assignment, pledge or other conveyance without the Issuer's advance consent, which the Issuer may withhold in its absolute discretion. The Warrant shall be transferable only on the Warrant Register upon delivery of such Warrants, with the assignment form provided for herein duly executed by the Holder or by the Holder's duly authorized attorney-in-fact. Upon any registration of transfer, the Issuer shall execute and deliver a new Warrant certificate to the person entitled thereto.

         The Warrants have not been registered under the Secuities Act of 1933 or any state securities law, and, accordingly, may not be sold, transferred, assigned, pledged, hypothecated or otherwise disposed of unless they have been registered under the Securities Act of 1933 and any applicable state securities law or, in the opinion of counsel reasonably satisfactory to the Issuer, whose fees and expenses in connection with such opinion will be borne by the Holder, the proposed transfer is exempt from the registration requirements of the Securities Act of 1933 and any applicable state securities law.

         12. Exchange of Warrant Certificates. This Warrant may be exchanged for another certificate or certificates entitling the Holder thereof to purchase a like aggregate number of Warrant Shares as this Warrant entitles such Holder to purchase. A Holder desiring to so exchange this Warrant shall make such request in writing delivered to the Issuer, and shall surrender this Warrant therewith. Thereupon, the Issuer shall execute and deliver to the person entitled thereto a new certificate or certificates, as the case may be, as so requested.

         13. Piggyback Registration.

                 (a) Notice of Piggyback Registration and Inclusion of Warrant Shares.

                 If, after the Holder's exercise of the Warrants pursuant to
Section 4 hereof, at any time or from time to time the Issuer shall elect to file a registration statement ("Registration Statement") on Form S-1, S-2 or S-3 (or any successor form thereto) under the Act with respect to any of its securities, either for its own account or the account of a security holder or holders, other than a registration of a public offering of Common Stock commenced within one (1) year of the date hereof or a registration relating solely to employee benefit plans (excluding the foregoing events, a "Registration"), the Issuer will: (i) promptly give each Holder written notice thereof (which shall include a list of the jurisdictions in which the Issuer intends to attempt to qualify such securities under the applicable Blue Sky or other state securities laws) and (ii) include in such Registration (and any related registration and/or qualification under Blue Sky laws or other compliance), and in any underwriting involved therein, all or such portion of the Warrant Shares specified in a written request delivered to the Issuer by any Holder within 30 days after delivery of such written notice from the Issuer.

                 (b)      Underwriting in Piggyback Registration.

                          (i)     NOTICE OF UNDERWRITING IN PIGGYBACK
REGISTRATION.

                          If the Registration of which the Issuer gives notice
is for a Registered public offering involving an underwriting, the Issuer shall so advise the Holders as a part of the written notice given pursuant to Section 13(a). In such event, the right of any Holder to Registration shall be conditioned upon such underwriting and the inclusion of such Holder's Warrant Shares in such underwriting to the extent provided in this Section 13. All Holders proposing to distribute their securities through such underwriting shall (together with the Issuer and any other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the Underwriter ("Underwriter's Representative") for such offering. The Holders shall have no right to participate in the selection of underwriters for an offering pursuant to this Section.

                          (ii)    MARKETING LIMITATION IN PIGGYBACK
REGISTRATION.

                          In the event the Underwriter's Representative advises
the Holders seeking Registration of Warrant Shares pursuant to Section 13 in writing that market factors (including, without limitation, the aggregate number of shares of Common Stock requested to be included in such Registration, the general condition of the market, and the status of the persons proposing to sell securities pursuant to the Registration) require a limitation of the number of shares to be underwritten, the Underwriter's Representative (subject to the allocation priority set forth in Section 13(a)(iii) may limit (or reduce to zero) the number of Warrant Shares to be included in such Registration and underwriting; provided however, that any Warrant Shares so excluded shall retain any and all Registration rights set forth in Section 13 hereof.

                          (iii)   ALLOCATION OF WARRANT SHARES IN PIGGYBACK
REGISTRATION.

                          In the event that the Underwriter's Representative
limits the number of shares to be included in a Registration pursuant to
Section 13(a)(ii), the number of shares to be included in such Registration shall be allocated in the following manner: Common Stock held by persons who are not contractually entitled to include shares in such Registration shall be excluded from such Registration and underwriting to the extent required by such limitation. If a limitation of the number of shares is still required after such exclusion, the number of shares of Common Stock that may be included in the Registration and underwriting by all selling shareholders (including the Holders and all other persons contractually entitled to such registration) shall be allocated among Holders and other holders of securities other than Warrant Shares requesting and contractually entitled to include shares in such Registration, in proportion, as nearly as practicable, to the respective amounts of securities (including Warrant Shares) which such Holders and such other holders would otherwise be entitled to include in such Registration. No Warrant Shares or other securities excluded from the underwriting by reason of this Section 13(a)(iii) shall be included in the Registration Statement.

                          (iv)    WITHDRAWAL IN PIGGYBACK REGISTRATION.

                          If any Holder disapproves of the terms of any such
underwriting, he may elect to withdraw therefrom by written notice to the Issuer and the underwriter delivered at least seven days prior to the effective date of the Registration Statement. Any Warrant Shares or other securities excluded or withdrawn from such underwriting shall be withdrawn from such Registration.

                 (c) Blue Sky in Piggyback Registration.

                 In the event of any Registration of Warrant Shares pursuant to
Section 13, the Issuer will use its best efforts to register and/or qualify the securities covered by the Registration Statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably appropriate for the distribution of such securities; provided, however, that notwithstanding anything in this Agreement to the contrary, in the event any jurisdiction in which the securities shall be qualified imposes a non-waivable requirement that expenses incurred in connection with the qualification of the securities be borne by selling shareholders, the Holders shall pay their pro rata share of such expenses.

         14. Demand Registration.

                 (a)      Request for Registration.

                 Subject to exceptions as hereinafter provided, after the first anniversary of the Closing Date, the Holders which have exercised Warrants pursuant to Section 4 hereof (the "Unregistered Shares"), may annually make a single request (a "Demand") in writing within 30 days of the anniversary date that the Issuer file and effect a registration statement with the Commission in respect of all, but not less than all, shares of Unregistered Shares held by the Holders. Upon receipt of a Demand, the Issuer shall as soon as practicable cause a Registration Statement to be filed with the Commission, which Registration Statement shall, if not an Underwritten Offering pursuant to
Section 13 above, contain all appropriate undertakings necessary to comply with Rule 415 under the 1933 Act pertaining to "shelf registration", and the Issuer shall use its best efforts to effect such Registration (including the execution of an undertaking to file post effective amendments and any related registration or qualification under Blue Sky Laws or other compliance with the Securities Act) as may be so requested and as would permit or facilitate the sale and distribution of the Unregistered Shares.

                 (b) Registration of Other Securities in Demand Registration.

                 Any Registration Statement filed pursuant to the request of the Holders under this Section 14 may, subject to the provisions of Section 14(d), include securities of the Issuer other than the Unregistered shares.

                 (c) Blue Sky in Demand Registration.

                 In the event of any Registration of Warrant Shares pursuant to
Section 14, the Issuer will use its best efforts to register and/or qualify the securities covered by the Registration Statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably appropriate for the distribution of such securities; provided, however, that notwithstanding anything in this Agreement to the contrary, in the event any jurisdiction in which the securities shall be qualified imposes a non-waivable requirement that expenses incurred in connection with the qualification of the securities be borne by selling shareholders, the Holders shall pay their pro rata share of such expenses.

                 (d)      Underwritten Demand Registration.

                 The Holders making a Demand shall be entitled to engage an underwriter reasonably acceptable to the Issuer to offer and sell in a public offering the Unregistered Shares included in any Registration Statement filed pursuant to Section 14(a) above. In such event, the Issuer and each participating Holder shall enter into an underwriting agreement in customary form with the representative of the underwriter ("Underwriter's Representative") for such offering. Whether or not an underwriting agreement is entered into, the Issuer shall:

                          (i)     make such representation and warranties to
the Holders participating in such registration and the underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in comparable underwritten offerings;

                          (ii)    obtain opinions of counsel to the Issuer and
updates thereof (which counsel and opinions (if form, scope and substance) shall be reasonably satisfactory to the Underwriter's Representative, if any, and the Holders of a majority in number of the Unregistered Shares being sold) addressed to such Holders and underwriters, if any, covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such Holders and the underwriters, if any;

                          (iii)   obtain comfort letters and updates thereof
from the Issuer's independent certified public accountants addressed to the selling Holders and the underwriters, if any, such letters to be in customary form and covering matters of the type (including the "circling" of numbers in the prospectus included in the Registration Statement, with appropriate legends explaining the procedures performed with respect to "circled" numbers) customarily covered in comfort letters by independent certified public accountants in connection with underwritten offerings, on such date or dates as may be reasonably requested by the Underwriters' Representative and the Holders of a majority of the Unregistered Shares being sold; and

                          (iv)    prepare and file with the Commission such
amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement effective for the period of the distribution contemplated thereby and to comply with the provisions of the Securities Act with respect to the disposition of all Warrant Shares covered by the Registration Statement in accordance with the selling Holders' intended method of disposition set forth in the Registration Statement for such period;

                          (v)     immediately notify each selling Holder under
the Registration Statement and each underwriter, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus contained in the Registration Statement, as then in effect, includes any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

                          (vi)    make available for inspection by each selling
Holder, any underwriter participating in any distribution pursuant to the Registration Statement, and any attorney, accountant or other agent retained by such Holder or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such Holder, underwriter, attorney, accountant or agent in connection with the Registration Statement;

                          (vii)   use its best efforts to take actions
necessary or advisable to effect such registration in the manner contemplated by this Agreement; and

                          (viii)  deliver such documents and certificates as
may be reasonably requested by the Holders of a majority of the Unregistered Shares being sold and the Underwriters' Representative, if any, to evidence compliance with any customary conditions contained in the underwriting agreement.

         In connection with such Underwritten Offering, the Issuer shall (i) make provide to a single counsel for the Holders whose Unregistered Shares are included in such Underwritten Offering, for such counsel's review and comment, drafts of the Registration Statement; (ii) provide such counsel with a reasonable number of executed copies of the Registration Statement and all amendments thereto, as filed, as well as a reasonable number of preliminary prospectuses used by the underwriters in such Underwritten Offering; (iii) give prompt notice to such counsel of the effectiveness of such registration statement and of any stop order issued by the Commission or proceeding, or threat of such a proceeding, by the Commission for the purpose of issuing a stop order or otherwise suspending the effectiveness of any Registration Statement; (iv) provide to the Holders a reasonable number of final prospectuses delivered to purchasers under the Securities Act; and (v) for such period for which prospectuses are required to be delivered by dealers, provide such dealers with an adequate number of final prospectuses in order to permit the dealers to comply with their obligations under the Securities Act. In all other regards, the Issuer agrees to comply with the requirements of the Securities Act in connection with any Underwritten Offering.

                 (e) Right of Redemption. The Issuer shall have the right to redeem the Unregistered Shares at a price equal to the average of the price as quoted for the Common Stock as set forth in the National Market of The Nasdaq Stock Market or, if the Common Stock shall be traded on any national or regional securities exchange, the latest bid price for the Common Stock, for the prior ten (10) trading days prior to the date the Demand is received; provided, however, that in the event the Issuer shall elect to exercise such redemption right, the Holder shall have the right, exercisable in writing for a period of three (3) days following delivery by the Issuer of its notice of intent to redeem Shares, to withdraw Holder's Demand, in which event the redemption notice shall, with no further action on the part of the Issuer, be deemed revoked and the Holder shall retain the Unregistered Shares that were the subject of the Demand.

         14A.    Expenses of Registration. All expenses incurred in connection with any registration, qualification or compliance pursuant to Sections 13 or 14, including, without limitation, all registration, filing and qualification fees (including blue sky fees and expenses), printing expenses (including, without limitation, those associated with printing a quantity of preliminary and final prospectuses for distribution), accounting fees, escrow fees, the fees and disbursements of counsel for the Company with respect to such registration, fees of any exchange or of the National Association of Securities Dealers, Inc., transfer taxes, fees of transfer agents and registrars, out-of-pocket expenses of any underwriter (to the extent required to be paid by the Issuer or Holders), costs of insurance (if any) and expenses of any special audits incidental to or required by such registration, shall be borne by the Company; provided, however, that the following expenses shall be borne by the Holders, pro rata, according to their securities so registered:

                 a. All fees and disbursements of counsel for the Holders; and

                 b. Underwriters' fees, discounts and commissions relating to the Warrant Shares which are the subject of or included for sale in the Registration Statement.

         14B.    Indemnification.

                 a. To the extent permitted by law, the Company shall indemnify each Holder against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on (i) any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other documents (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation by the Company of any rule or regulation promulgated under the Securities Act or any state securities law applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse each such person, each of its officers and directors, and each person controlling such person, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage or liability or action arises out of or is based on any untrue statement or any omission based upon written information furnished to the Company by an instrument duly executed by any such person and stated to be specifically for use therein.

                 b. To the extent permitted by law, each Holder shall, if securities held by or issuable to such person are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers who sign such registration statement, each underwriter, if any, of the Company's securities covered by such registration statement, each person who controls the Company within the meaning of the Securities Act and each other such Holder, each officer and director and each person controlling each such underwriter, or other Holder against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on (i) any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, and such other Holders, such directors, officers, persons or underwriters for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein.

                 c.       Each party entitle to indemnification under this
Section 14B (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein within a reasonable amount of time, if such failure is prejudicial to the Indemnifying Party's ability to defend such action, shall relieve the Indemnifying Party of its obligations under this Section 14B, but not of any obligation arising aprt from this
Section 14B. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. If any such Indemnified Party shall have reasonably concluded that there may be one or more legal defenses available to such Indemnified party which are different from or additional to those available to the Indemnifying Party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity agreement provided in this Section 14B, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party and such Indemnifying Party shall reimburse such indemnified Party and any person controlling such Indemnified Party for that portion of the fees and expenses of any counsel retained by the Indemnified Party which are reasonably related to the matters covered by the indemnity agreement provided in this
Section 14B.

         15. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered in person, against written receipt therefor, or two days after being sent, by registered or certified mail, postage prepaid, return receipt requested, and, if to the Holder, at such address as is shown on the Warrant Register or as may otherwise may have been furnished to the Issuer in writing by the Holder and, if to the Issuer, at the Issuer's Office.

         16. Miscellaneous. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This certificate is deemed to have been delivered in the State of Tennessee and shall be construed and enforced in accordance with and governed by the laws of such State. The headings in this Warrant to Purchase Common Stock Certificate are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof.

         17. Expiration. Unless as hereinafter provided, the right to exercise these Warrants shall terminate upon the expiration of the Exercise Period.

         IN WITNESS WHEREOF

                                          RESPONSE ONCOLOGY, INC.


DATEED: April 12, 1996                 By:
                                          --------------------------------------
                                          Daryl Johnson, Chief Financial Officer

                                PURCHASE FORM

                         TO: RESPONSE ONCOLOGY, INC.

                                                   Dated:_________________, 19__


         The undersigned hereby irrevocably elects to exercise the within Warrants, to the extent of purchasing __________ shares of Common Stock, and hereby makes payment of $______________ in payment of the actual Exercise Price thereof.




                     INSTRUCTIONS FOR REGISTRATION OF STOCK


Name:
     --------------------------------------------------------------------------
                 (Please typewrite or print in block letters)


Address:
        -----------------------------------------------------------------------

Signature:
          ---------------------------------------------------------------------
                 (Signature must conform in all respects to the name of the Holder as set forth on the face of this Warrant.)

                               ASSIGNMENT FORM


         FOR VALUE RECEIVED, __________________________________ hereby sells, assigns and transfers unto


Name:
     --------------------------------------------------------------------------
         (Please typewrite or print in block letters)


Address:
        -----------------------------------------------------------------------

the right to purchase shares of Common Stock represented by this Warrant to the extent of ___________________________________________ shares as to which such right is exercisable and does hereby irrevocably constitute and appoint _______________________________ Attorney-in-Fact, to transfer the same on the books of the Issuer with full power of substitution in the premises.


Dated:________________, 19__


Signature
         ----------------------------------------------------------------------
                 (Signature must conform in all respects to the name of the Holder as set forth on the face of this Warrant.)

                                Exhibit 6(a)(x)
                                       to
                          Purchase and Sale Agreement

                            EMPLOYMENT AGREEMENT FOR
                           PROFESSIONAL EMPLOYEES OF
               KNOXVILLE HEMATOLOGY-ONCOLOGY ASSOCIATES, P.L.L.C.

         THIS AGREEMENT is entered into as of April 12, 1996 (the "Effective Date"), by and between KNOXVILLE HEMATOLOGY-ONCOLOGY ASSOCIATES, P.L.L.C., a Tennessee professional limited liability company ("Employer") and ________________________, an individual residing in the State of Tennessee, ("Employee").

                                 WITNESSETH:

         WHEREAS, Employer is a professional group practice engaged in the practice of medicine in the State of Tennessee;

         WHEREAS, Employee is an individual duly licensed to practice as a physician in the State of Tennessee;

         WHEREAS, Employer wishes to employ Employee on a full-time basis to provide professional services on behalf of Employer; and

         WHEREAS, Employee wishes to be so employed;

         NOW, THEREFORE, in consideration of the foregoing premises and of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

         1. SCOPE OF EMPLOYMENT. Employee agrees to devote substantially his full time and energy to the practice of medicine, in the specialty of oncology-hematology on behalf of Employer, and to practice medicine solely as an employee of Employer, except as may be otherwise agreed to by Employer in writing. Employee shall represent himself professionally only under such business or clinic name as shall be approved or designated by Employer, and shall practice at the office location designated by Employer. Employee understands that the governing body of Employer has final authority and responsibility for determining the fee schedule for professional services rendered by employees of Employer.

         2. COMPENSATION FOR SERVICES. Employer shall compensate Employee for all services rendered by Employee under this Agreement in accordance with Schedule A hereto. Employee understands and agrees that any and all monies due to or received by Employee on account of the rendering of patient care services or otherwise in the professional practice of his or her profession from and after the effective date of this Agreement, regardless of the time and place such services are delivered, shall be the exclusive property of Employer. The compensation paid to Employee under this Agreement shall constitute full compensation to Employee for services rendered under this Agreement, and Employee shall not seek additional compensation from any source for services rendered under this Agreement.

          3. BILLING. (a) Except as otherwise provided by law, only Employer shall be entitled to bill for or otherwise receive payment from the patient or any third party for services provided by Employee under this Agreement. Employee shall have no right to receive, nor shall Employee attempt to bill for or collect, payment from the patient or any third party for services provided by Employee under this Agreement, except in the name of and for the sole benefit of Employer.

         (b) Employee shall cooperate with and assist Employer in the preparation and documentation of claims for services rendered by Employee under this Agreement. Employee agrees to cooperate and comply with the terms of applicable utilization management and similar cost management protocols, and to do all things necessary and appropriate to maximize reimbursement to Employer for services rendered by Employee under this Agreement, to the extent consistent with law and with the best clinical interests of the patient.

         4. WORKING FACILITIES. Employer shall assure that Employee has appropriate office space, support staff, supplies, equipment, and such other facilities and services as Employer deems necessary and appropriate to his or her position and for the performance of Employee's duties.

         5. PROFESSIONAL RELATIONSHIPS. Employer and Employee each acknowledges and agrees that the business relationship between Employer and Employee as established by this Agreement does not, and shall not be construed to, alter or in any way affect the legal, ethical, and professional relationship between Employee and patients cared for by Employee, nor shall anything contained in this Agreement abrogate any right, privilege, or obligation arising out of or applicable to the physician-patient relationship.

         6. CLINICAL RECORDS. Employee shall assure that appropriate clinical records are prepared with regard to all professional services provided by Employee under this Agreement. All such records shall be prepared and maintained according to prudent record keeping procedures and as required by law. All clinical records prepared and maintained with regard to services rendered under this Agreement shall be and remain the property of Employer, notwithstanding any termination of this Agreement.

         7. PROFESSIONAL LIABILITY INSURANCE. Employer shall, at all times during the initial and any renewal term of this Agreement, provide at its sole cost and expense professional and general liability insurance coverage for Employee in such amounts and with such carrier or carriers as Employer shall deem necessary and appropriate.

         8. EXPENSES. Ordinary and necessary business expenses incurred by Employee in performing his or her duties under this Agreement, including but not limited to professional dues, subscriptions, licenses, and continuing education expenses, shall be borne by Employer.

         9. EMPLOYEE BENEFITS. Employee shall be entitled to receive or participate in all employee benefits generally available to employees of Employer in accordance with the terms of the Employer's employee benefit plans in effect from time to time. The governing body of Employer may increase, decrease, or discontinue any benefit plan at any time without notice to or the consent of Employee.

         10. TERM. The initial term of this Agreement shall begin on the Effective Date stated on page 1 hereof, and shall terminate on the next ensuing December 31. This Agreement shall thereafter automatically renew for successive terms of one (l) year each unless and until terminated as hereinafter provided.

         11. VOLUNTARY TERMINATION. Either party may terminate this Agreement at any time, with or without cause, by giving written notice thereof to the other party at least ninety (90) days prior to the effective date of termination.

         12. TERMINATION FOR CAUSE. Employer may terminate this Agreement immediately upon written notice to Employee on the occurrence any of the following events:

                 (a) The failure of Employee to correct any material breach of this Agreement to the reasonable satisfaction of Employer within thirty (30) days following written notice from Employer specifying such breach;

                 (b) The revocation, termination, restriction, or suspension of Employee's license to practice his or her profession in the State of Tennessee, Employee's DEA permit (if applicable), or the exclusion of Employee from participation in Medicare, Medicaid, or CHAMPUS; or

                 (c) Any unprofessional or illegal conduct by Employee which makes the performance of this Agreement impractical, including, but not limited to, the conviction of a felony.

         13. COVENANT NOT TO COMPETE. (a) Employee agrees and covenants that, during the term of this Agreement and for a period of five (5) years after termination of this Agreement, Employee shall not, either directly as a partner, employer, agent, independent contractor, employee or indirectly through a corporation, partnership, affiliate, subsidiary or otherwise:

                 (i) Establish, operate or provide professional medical services substantially similar to those provided for Employer pursuant to his employment relationship with Employer ("Prohibited Services") at any medical office, clinic or other health care facility at any location within Knox County, Tennessee (the "Restricted Territory");

                    (ii) Publicly announce or offer (by any method) to provide Prohibited Services within the Restricted Territory;

                    (iii) Solicit, induce or attempt to induce patients of any physician (including Employee) associated or affiliated with Employer to leave the care of physicians associated or affiliated with Employer; or

Employer acknowledges and agrees that nothing in the foregoing will be construed to restrict the Employee from (i) delivering physician services that are unrelated to the fields of hematology or oncology, including the practice of internal medicine, (ii) teaching hematology or oncology, or (iii) assuming directorships of hospices following termination of this Agreement.

         (b) If Employee violates the covenants set forth in this Section 13, then the duration of the restrictions contained herein shall be extended an additional month for each month during which such violation occurred but was not discovered by Employer, beginning upon the date that Employer learns of the violation and so notifies Employee in writing.

         (c) Employee acknowledges and agrees that the covenants contained in this Section 13 are necessary to protect the business and goodwill of Employer and that a breach of these covenants will result in irreparable harm and continuing damage to Employer. As a result, Employee agrees that if Employee breaches or threatens to breach these covenants, Employer shall be entitled to specific performance and/or injunctive or other equitable relief in order to prevent the continuation of such harm, as well as money damages. Employee waives any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief.

         (d) Employee acknowledges and agrees that if Employee breaches the covenants contained in this Section 13 after the Fifteenth (15th) anniversary of this Agreement, and Employer is unable for any reason to obtain a restraining order from a court of competent jurisdiction within thirty (30) days after application to enjoin the breach by Employee, it will be difficult to calculate the precise amount of damages suffered by Employer. As a result, the parties have determined that, in the event of such a breach, Employer shall be entitled to liquidated damages equal to the lesser of (i) fifty percent (50%) of the total amount of professional service revenues attributable to Employee during the three years prior to the termination of this Agreement, or
(ii) fifty percent (50%) of the total professional services revenues earned by the Employee from the competing activity during the three years immediately following such violation. Any amount payable pursuant to the immediately preceding sentence shall be paid by Employee in three (3) installments no later than the 15th day of the third month following each of the first three anniversaries of such violation.

         (e) The parties have attempted to limit the provisions of this Section 13 only to the extent necessary to protect each party's interests. However, the parties hereby agree that, in the event that any provision, section or subsection of this Section 13 is adjudged by any court of competent jurisdiction to be void or unenforceable, in whole or part, such court shall modify and enforce any such provision, section or subsection to the extent that it believes to be reasonable under the circumstances.

         14. NOTICES. Any notice required or permitted under the terms of this Agreement shall be in writing and shall delivered by any reasonable means, which may include but is not limited to hand delivery or United States Mail. Any notice given by United States Mail shall be effective on the mailing date. Notice given by any other reasonable means, including hand delivery, shall be effective on receipt.

         15. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties relating to the subject matter addressed herein. Any prior or contemporaneous agreement, promise, or representation, whether oral or written, relating to the subject matter of this Agreement and not expressly set forth or referenced in this Agreement or a proper amendment hereto shall be of no force or effect.

         16. AMENDMENT. This Agreement may be amended only by the mutual written consent of the parties, and no oral modification or amendment shall be permitted.

         17. ASSIGNMENT. This Agreement and Employee's rights and obligations hereunder may not be assigned or transferred by Employee. Employer may assign this Agreement, and its rights and obligations hereunder, to any person that controls, is controlled by, or is under common control with Employer, or which is merged with or into Employer, or that purchases all or substantially all of the assets of Employer.

         18. BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the respective parties hereto and their successors and permitted assigns.

         19. WAIVER. Any of the terms or conditions of this Agreement which may be waived may be waived in writing at any time by any party hereto which is entitled to the benefit thereof. Waiver of breach of any provision of this Agreement shall not be deemed a waiver of any other breach of the same or a different provision.

         20. REMEDIES. Nothing in this Agreement shall be construed to limit the lawful remedies available to either party in the event of breach of any provision of this Agreement. The provisions of this Agreement and the performance of each party hereunder may be enforced by any right or remedy available at law or in equity.

         21. SEVERABILITY. In the event that any provision of this Agreement is rendered invalid or unenforceable, such provision shall be severed from this Agreement and the remaining provisions of this Agreement shall continue in full force and effect, provided, however, that if the effect of the severance of such unenforceable provision is to substantially deprive Employer of the benefit of the services of Employee or the revenues derived therefrom, or to substantially deprive

Employee of the benefit of compensation for services rendered, this Agreement may be terminated by the party so deprived immediately upon written notice to the other party.

         22. HEADINGS OR CAPTIONS. The headings or captions provided throughout this Agreement are for reference purposes only, shall not be considered in construing the terms and conditions of this Agreement, and shall not in any way affect the meaning or interpretation of this Agreement.

         23. SCHEDULES AND EXHIBITS. The schedules and exhibits referenced in this Agreement are an essential part of the agreement of the parties, and shall be considered for all purposes a part of this Agreement. Any and all counterparts, photocopies, or other reproductions of this Agreement shall include all of its schedules and exhibits, attached to and made a part of the Agreement.

         24. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of the State of Tennessee.

         25. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original.

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.


                            KNOXVILLE HEMATOLOGY-ONCOLOGY ASSOCIATES, P.L.L.C. ("EMPLOYER")



                            By:
                               ---------------------------------------
                                Allan M. Grossman, M.D.




                                                                      , M.D.
                            ------------------------------------------
                            ("EMPLOYEE")

                                  SCHEDULE A


                           COMPENSATION OF EMPLOYEE

         Employee shall be entitled to receive, throughout the term of this Agreement, compensation determined in accordance with the formula approved from time to time by the Members of Employer or as otherwise approved by the Members of Employer.

THIS SCHEDULE IS AN ESSENTIAL PART OF THE AGREEMENT OF THE PARTIES AND MUST BE INCLUDED WITH ANY AND ALL COPIES OF THE AGREEMENT
                                                (Initial)     Employer: ________